EXHIBIT 4.4

                 AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT


        Amendment No. 1, dated as of March 31, 1999 (the "Amendment"), among NTL Incorporated, a Delaware corporation (the "Company"), NTL Communications Corp., a Delaware corporation ("Holdco"), which is a direct wholly owned subsidiary of the Company, and Continental Stock Transfer & Trust Company, a New York corporation (the "Rights Agent").

        WHEREAS, the Company and the Rights Agent entered into a Rights Agreement, dated as of October 13, 1993 (the "Rights Agreement"); and

        WHEREAS, the Distribution Date (as defined in the Rights Agreement) has not occurred, and that accordingly, the Company and the Rights Agent hereby amend the Rights Agreement in accordance with Section 27 thereof; and

        WHEREAS, on March 26, 1999, the Company, Holdco and NTL Mergerco, Inc., a Delaware corporation ("Merger Sub"), which is a direct wholly-owned subsidiary of Holdco and an indirect wholly owned subsidiary of the Company, entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which, among other things, Merger Sub shall be merged with and into the Company in accordance with Section 251(g) of the General Corporation Law of the State of Delaware (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation") and as a wholly-owned subsidiary of Holdco;

        NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

        Section 1. Incorporation of "Merger" and "Merger Agreement" as Defined Terms of Rights Agreement. The terms "Merger" and "Merger
Agreement" and the respective definitions of such terms as set forth in the preamble of this Amendment are hereby incorporated in the Rights Agreement under the heading "Certain Definitions" in Section 1 thereof.

        Section 2. Amendment to Definition of "Acquiring Person." Section 1(a) of the Rights Agreement is hereby amended to add the following sentence after the last sentence thereof: Notwithstanding the foregoing, neither Holdco nor any of its Affiliates shall become an Acquiring Person as a result of the execution of the Merger Agreement or the consummation of the Merger.

        Section 2. Holdco as Successor to the Company. Pursuant to Section 28 of the Rights Agreement, upon consummation of the Merger, all the covenants and provisions of the Rights Agreement by or for the benefit of the Company shall bind and inure to the benefit of Holdco.

        Section 3. Rights Agreement as Amended. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. The foregoing amendments shall be effective as of the date hereof, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

        Section 4. Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

        Section 5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

        Section 6. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.


               IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.


Attest:                             NTL INCORPORATED



/s/ Sandra Barnet                   By /s/ Richard J. Lubasch
--------------------------             -------------------------------
Name: Sandra Barnet                 Name:  Richard J. Lubasch
Title: Assistant Secretary          Title: Senior Vice President,
                                           General Counsel and Secretary


Attest:                             NTL COMMUNICATIONS CORP.



 /s/ Sandra Barnet                  By /s/ Richard J. Lubasch
--------------------------            ---------------------------------
Name: Sandra Barnet                   Name:  Richard J. Lubasch
Title: Assistant Secretary            Title: Senior Vice President,
                                             General Counsel and Secretary


Attest:                             CONTINENTAL STOCK
                                       TRANSFER & TRUST COMPANY
                                          as Rights Agent



/s/ Michael Nelson                  By /s/ Steve Nelson
---------------------------           ----------------------------------
Name: Michael Nelson                Name: Steve Nelson
Title: President                    Title: Chairman